Exhibit 10.6



                         MAINTENANCE SERVICES AGREEMENT
                         ------------------------------

THIS  AGREEMENT  is  made  as  of  the  2  day  of  October,  2000.

BETWEEN:

          PLANET EARTH MANAGEMENT INC., a company incorporated under the laws of Yukon Territory having its principal place of business located at 54 Mill Street West, Milverton, Ontario N0K 1M0

          (hereinafter referred to as "PEM")

                                                               OF THE FIRST PART

AND:

          HAMILTON BIO CONVERSION INC., a corporation duly incorporated pursuant to the laws of Province of Ontario and having its principal place of business located at 2380 Brampton Street, Hamilton, Ontario L8E 5V9

          (hereinafter referred to as "NEWCO")

                                                              OF THE SECOND PART

WHEREAS:

A. NEWCO is the licensee of a certain technological process (and certain patents, know-how, trade secrets and trade names) relating to the digestion of biodegradable waste, which technological process is called "Thermophilic Aerobic Digestion Process for Producing Animal Nutrients and other Digested Products", and which technological process is described in patent number US 5810903 and CDN Patent Application number 2184044 (such technological process together with the related trade secrets, know-how and trade names being hereinafter collectively referred to either as the "Process");

B. PEM has significant know-how concerning the operation and maintenance of industrial process plants that utilize the Process, hereinafter referred to as "Plants".

C. NEWCO intends to utilize the license referred to in Recital A above, to construct and operate a Plant that uses the Process. NEWCO requires technical support for operating and maintaining the Process and Plant.

D. PEM wishes to provide NEWCO with ongoing preventative maintenance, repair and operations support for operating the Plant.


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NOW  THEREFORE  THIS AGREEMENT WITNESSES that the parties hereto agree each with the  other  as  follows:

1.   DEFINITIONS

Where used herein or in any amendments or Schedules hereto, the following terms shall have the following meanings:

     (a) "MAINTENANCE SERVICES AGREEMENT" means this agreement to be entered into between NEWCO and PEM for the preventative maintenance and repair of Plants.

     (b) "NEWCO" means any new company incorporated for the purpose of constructing and operating a Plant that is licensed for this purpose;

     (c) "PROCESS" means the patented Thermo Master(TM) Process as described in patent number US 5810903 and CDN Patent Application number 2184044

     (d) "PLANT" means a plant designed and built for the recycling of organic waste into either animal feed or fertilizer ingredients to be constructed using Thermo Tech(TM) Technologies Inc.'s Process;

     (e) "WORK" means the scope of services, materials and other things provided by PEM to NEWCO.

2.   SCOPE OF WORK

2.1  Scope of Supply by PEM

     2.1.1 Preventative Maintenance and Repair Services

          PEM will provide management, administration and ongoing services for the overall maintenance of fixed and mobile equipment, buildings, building mechanical and electrical systems, process piping systems, conveying systems, process electrical and control systems and other facilities associated with the Plant, including:

          (a) to provide properly trained personnel for continuous 24 hour per day, 365 days per year on-call services for consulting, coordination and supervision of maintenance, preventative maintenance and repairs for the Plant. The personnel will be based at PEM's offices. Calls will be made by NEWCO to PEM using mutually agreed methods, which may include: cellular telephone, paging service, duty roster with home telephone numbers for on-call supervisors;

          (b) to provide at least one properly trained person available on site at the Plant 365 days per year to provide continuous maintenance and advice respecting such facility;


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          (c)  to have at least one properly  trained  person to be available 24 hours per day, 365 days per year in an "on call" capacity for the Plant to provide emergency maintenance to the Plant;

          (d) to provide designated personnel at the Plant to be responsible for and to ensure operation maintenance issues and repairs are dealt with efficiently and to, as much as reasonably possible, prevent failure of the Plant systems and to reduce "down time" for any particular facility or system;

          (e) to provide the required tools, equipment, supplies and consumable items to maintain the proper operation of any relevant process the Plant is used for and to install, test and maintain NEWCO's equipment as is existing and to be installed during the term of the Maintenance Services Agreement; and

          (f) to provide daily, weekly, monthly and annual reports highlighting the work completed in the period, the costs incurred, areas of concern and recommendations for improving the reliability and cost of operating and maintaining the Plant.

     2.1.2 Training for Equipment Operation

          PEM will provide personnel that are trained in the operation of all of the equipment at the NEWCO Plant. Where PEM personnel are replaced and are not familiar with the equipment at the Plant, PEM will provide them with adequate training to ensure that they are knowledgeable.

          (a) The PEM personnel will ensure that the equipment at the Plant operated by NEWCO's personnel is operated properly to avoid damage to the equipment and to produce an acceptable product quality, meet the environmental and safety requirements of the Plant.

          (b) Where they find that NEWCO's personnel are not sufficiently familiar with the equipment, they will provide hands-on training to the NEWCO personnel; and

          (c) Where PEM finds that NEWCO's personnel are damaging equipment through lack of skill or knowledge, or carelessness this will be reported to the NEWCO management immediately.

     2.1.3 Quality Assurance

          PEM will participate in routine (internal) audits and reports on quality assurance programs in Plant.

     2.1.4 Review of Plant Financial Performance


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          (a)  PEM will review  accounting  and  financial  reports  prepared by
               NEWCO on a regular basis to familiarize themselves with the costs for maintaining and operating the plant.

          (b) PEM will make recommendations for the improvement of operations and reporting.

2.2  Scope of Supply by NEWCO

     NEWCO will provide the following facilities and services to PEM free of charge for PEM's use in providing the maintenance services:

     2.2.1at least one heated and airconditioned office with locks on the doors and keys for such locks to the personnel engaged by PEM and stationed on site at the Plant. Each office will be equipped with at least one desk, a telephone, facsimile machine and computer;

     2.2.2access to photocopier or any other related electronic equipment required by PEM, all of sufficient quality to produce documents, diagrams and pictures as may reasonably be required for PEM's work;

     2.2.3 a digital or other camera;

     2.2.4reasonable access, washroom facilities and parking spaces necessary for PEM personnel provided at the Plant;

     2.2.5adequate and convenient storage space for materials and supplies reasonably required by PEM and its personnel, such space shall be locked or secured;

     2.2.6payment to PEM for all services, equipment rentals and materials provided pursuant to this Maintenance Services Agreement; and

     2.2.7reasonable assurances that all NEWCO personnel will cooperate with and communicate with PEM personnel throughout the term of this Maintenance Services Agreement and any renewal of it.

3.   PERFORMANCE OF THE WORK

3.1 PEM will perform the Work in a workman like manner in accordance to the normal standards of skill and competence employed by management consultants, in the waste industry. The Work will be performed diligently and continuously with the required complement of competent personnel so as to achieve the required schedule for the Work.

3.2  Reasonable Notice

     NEWCO will, as far as possible, provide adequate notice to PEM of any special requirements or schedules for Services or meetings at the Plant. Failure to provide adequate notice will be an acceptable reason for PEM not meeting NEWCO requirements.


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3.3  Information Supplied to PEM

     PEM will be entitled to rely on information provided by NEWCO, unless the contrary is specifically stated in writing when the information is provided. Where NEWCO has information that is required by PEM for the Work, this will be provided in a suitable form to PEM without undue delay.

3.4  Conflicts of Interest

     PEM, its agents, employees or Subcontractors will take all steps to ensure avoidance of all conflicts of interest between any of their individual interests and those of NEWCO.

3.5  Subcontractors

     Subject to the approval of NEWCO, which shall not be unreasonably withheld, PEM will have the right to have any of the Work accomplished by a properly trained Subcontractor or service company. PEM will negotiate and issue subcontracts for the Subcontractors' services that include all necessary requirements for secrecy, protection of proprietary knowledge, insurance and other requirements specified by NEWCO.

3.6  Force Majeure

     3.6.1PEM's performance of any of the obligations hereunder, other than financial, may be delayed or suspended while, but only so long as PEM is prevented from performance by any cause, except lack of funds, beyond its reasonable control ("Force Majeure Cause"). For the purposes of this Section, a labour dispute is beyond the reasonable control of PEM if, in their judgement, settlement of the dispute would not be compatible with its best interests. PEM will immediately advise NEWCO if it becomes aware of any labour demands, labour disputes, labour trends, pending or ongoing labour negotiations or any other problems relating to labour that may affect the Work and its performance.

     3.6.2PEM will give NEWCO notice within 24 hours after the occurrence of any force majeure cause in respect of which PEM intends to claim entitlement to either a suspension in performance or delay in completion of any of the Work. PEM will promptly give notice to NEWCO on conclusion of the force majeure cause.

3.7  Independent Contractor

     PEM is an independent Contractor with respect to all the Work. Notwithstanding NEWCO's rights of consent or approval as provided in this Maintenance Services Agreement, PEM has the complete control, supervision and direction of the method and manner of obtaining the required results for any project or Work.


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4.   COMPENSATION

4.1 Payment for the services, equipment rentals and materials to be provided by PEM to NEWCO will be made by NEWCO to PEM during the term of the Maintenance Services Agreement, in accordance with the following:

     4.1.1All labour, equipment rentals and materials are to be paid for at the rates or in the manner set out in the Schedule A hereto;

     4.1.2Except as expressly stated otherwise, all amounts owing by NEWCO to PEM under this Maintenance Services Agreement will be paid by NEWCO within 15 days of the date of invoice. If payment has not been made within the said 15 days, PEM will have the option to suspend all work in progress upon 5 days written notice from the date NEWCO received the invoice until payment is made or satisfactory arrangements for payment are provided and agreed to by PEM;

     4.1.3Invoices may be issued by PEM on the date that such service or material is provided or any time after that;

     4.1.4PEM will be given full payment in advance for any materials to be used in the facilities of NEWCO where the cost of such materials are, or are likely to be in excess of $1,000 and PEM will be under no obligation to undertake any work that would require materials in excess of $1,000 unless, or until NEWCO has paid any requested deposit towards such materials;

     4.1.5A service charge will be charged to NEWCO of 1.5% per month calculated monthly on the total outstanding for each month or part month for which any payment required to be paid to PEM by NEWCO is overdue;

     4.1.6 All equipment rentals are to be paid by NEWCO.

     4.1.7Timesheets will be provided with PEM invoices to substantiate the invoiced amounts and services provided.

4.2  Rate Adjustments

     Rates and other costs included in this section may, at PEM's option, be adjusted upward on an annual basis to reflect increases in the local cost of living index in British Columbia.

5.   TERM OF MAINTENANCE SERVICES AGREEMENT

     The term of the Maintenance Services Agreement is five (5) years from the date of execution of this Maintenance Services Agreement. The Maintenance Services Agreement can be extended for a further five (5) years by mutual consent of the Parties.


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6.   TERMINATION

6.1  Termination by NEWCO with Cause

     If PEM is adjudged bankrupt, or if it makes a general assignment for the benefit of its creditors, or if a receiver is appointed on account of its insolvency, or if it disregards laws, ordinance, rules, regulations or orders of any authority having jurisdiction in a material way, or subject to the Maintenance Services Agreement is otherwise in breach of a material provision of the Maintenance Services Agreement, then NEWCO may, without prejudice to any right or remedy and after giving PEM 90 days written notice, during which PEM fails to cure the violation, terminate the Maintenance Services Agreement. If it is not possible to cure the violation within the 90 days, PEM will be deemed to have cured the violation if it commences to cure the violation within those 90 days and provides NEWCO with a schedule indicating the violation will be cured within a reasonable time. Termination by NEWCO in accordance with the foregoing will not affect any rights or remedies NEWCO would otherwise have under the Maintenance Services Agreement or which may otherwise be available to NEWCO at law or in equity, including the right to recover damages, nor will any such action relieve PEM from any consequences or liabilities arising from its acts or omissions.

6.2  Termination by NEWCO without Cause

     6.2.1NEWCO may, without cause, terminate the Maintenance Services Agreement upon 180 days' prior written notice to PEM.

     6.2.2In the event of termination of the Maintenance Services Agreement with or without cause, PEM will be paid:

          (a) an amount equal to PEM's fee earned for all Work performed to the date of termination, as well as to such later date as may reasonably be required by the authorities having jurisdiction and by professional responsibilities of PEM to perform an orderly termination and winding up of the Maintenance Services Agreement and the Project, plus all reimbursable costs reasonably incurred; and

          (b) PEM's reasonable demobilization costs and expenses, plus any costs and expenses incurred by PEM in the cancellation of any contracts it has with its Subcontractors.

     6.2.3In the event of termination of the Maintenance Services Agreement without cause, PERI will be paid:

          (a) 15% of the average yearly return PEM expects to earn over the term of the Agreement for a period of 2 years after termination by NEWCO.

     6.2.4After receipt of the foregoing payments, PEM will execute and deliver all such papers and take all such steps including, if requested, the legal assignment of its contractual rights, as NEWCO may reasonably require for the purpose of fully vesting in NEWCO the rights and benefits of PEM under such obligations or commitments.


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6.3  Termination by PEM with Cause

     If NEWCO is adjudged bankrupt, or if it makes a general assignment for the benefit of its creditors, or if a receiver is appointed on account of its insolvency, or if it disregards laws, ordinance, rules, regulations or orders of any authority having jurisdiction, or fails to make payment to PEM when due, or is considered by PEM to be otherwise in breach of a material provision of the Maintenance Services Agreement, then PEM may, without prejudice to any right or remedy and after giving NEWCO 90 days written notice, during which NEWCO fails to cure the violation, terminate the Maintenance Services Agreement. If it is not possible to cure the violation within the 90 days, NEWCO will be deemed to have cured the violation if it commences to cure the violation within those 90 days and provides PEM with a schedule acceptable to PEM indicating the violation will be cured within a reasonable time. Termination by PEM will not affect any of the rights or remedies of PEM under the Maintenance Services Agreement or which may otherwise be available to PEM at law or in equity, including the right to recover damages, nor will any such action relieve NEWCO from any consequences or liabilities arising from its acts or omissions.

     In addition to any other right of suspension or termination contained elsewhere in this Maintenance Services Agreement, PEM in its sole discretion may suspend or terminate the Maintenance Services Agreement in accordance with the following:

     6.3.1If PEM elects to suspend performance of the work after providing notice according to the requirements of subsection 4.1.2 and if NEWCO fails to make the payment within 7 days after the expiry of the notice period referred to in subsection 4.1.2, PEM may elect to immediately terminate the Maintenance Services Agreement or continue to suspend the performance of the Work for such period of time as PEM may decide;

     6.3.2If NEWCO requests PEM to provide any part of the Work contrary to the professional judgement of PEM or in a manner contrary to the professional judgement of PEM or the requirements of any authority having jurisdiction, PEM may terminate the Maintenance Services Agreement immediately upon written notice to NEWCO; and

     6.3.3If PEM encounters a conflict in interest in the performance of the Work, which cannot be resolved to the satisfaction of PEM, PEM may suspend the Work until such conflict is resolved or may terminate the Maintenance Services Agreement after giving reasonable notice to NEWCO, not to exceed 30 days.


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7.   INDEMNIFICATION

7.1 Subject to any limitations of liability in the Maintenance Services Agreement, PEM will at its own cost and expense, including attorney fees, defend, indemnify and hold harmless the NEWCO and its agents and employees from and against the following:

     7.1.1all claims or liens of Subcontractors of PEM arising out of PEM's failure to pay its Subcontractors in accordance with its agreements with those Subcontractors, provided such failure is not caused by a failure of NEWCO to make payment to PEM;

     7.1.2all fines, penalties, assessments or other exactions imposed by any governmental authority by reason of PEM's failure to comply with the Maintenance Services Agreement;

     7.1.3all claims, damages, losses and expenses, including attorney fees, arising out of or resulting from the performance of the Maintenance Services Agreement, provided that any such claim, damage, loss or expense;

          (a) is attributable to bodily injury, sickness, disease or death, or to injury or destruction of tangible property (other than some part of the Project itself); and

          (b) is caused solely by, or to the extent it is caused by, any negligent act or omission of PEM or any of its officers, agents, employees, representatives, Subcontractors, or anyone directly or indirectly employed by any of them.

7.2 NEWCO will at its own cost and expense (including attorney fees), defend, indemnify and hold harmless PEM, its agents and employees, from and against the following:

     7.2.1 all claims or liens of NEWCO's Consultants and Contractors;

     7.2.2all fines, penalties, assessments or other financial charges imposed by any governmental authority by reason of NEWCO's failure to comply with the Maintenance Services Agreement;

     7.2.3all claims, damages, losses and expenses, including attorney fees, arising out of or resulting from the performance of the Maintenance Services Agreement or the construction of the Project, provided that any such claim, damage, loss or expense

          (a) is attributable to bodily injury, sickness, disease or death, or to injury or destruction of tangible property (other than some part of the Work itself);

          (b) is caused solely by, or to the extent it is caused by, any negligent act or omission of NEWCO or any of its officers, agents, employees, representatives, Consultants, Contractors, Suppliers or anyone directly or indirectly employed by any of them;


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     7.2.4all claims,  damages,  losses and  expenses  incurred as a result of a defect in title or ownership of the lands on which the Project is or is to be located; and

     7.2.5all  claims,   damages,   losses,   expenses,   fines,  penalties  and
          assessments, including but not limited to fines, penalties, assessments and other exactions imposed by any governmental authority and actual legal fees and disbursements, arising out of, relating to, resulting from or in any way connected with the actual, potential or alleged presence, release, escape or discharge of any Hazardous Substances on, in or under the Site howsoever caused and whether occurring prior to or after the date of the Maintenance Services Agreement. Without limiting the generality of the foregoing, such indemnity extends to claims which arise or are alleged to arise out of the actual or threatened dispersal, discharge, escape, release or saturation (whether sudden or gradual) of any Hazardous Substances in or into the atmosphere, or on, upon, in or into any one or more of the surface or subsurface soils, water, watercourses, persons, objects, structures or any other tangible matter.

8.   INSURANCE

8.1 PEM will provide, maintain and pay for the insurance coverages specified in this Section 8. Unless specified otherwise in this Section, the duration of each insurance policy shall be from the date of commencement of the Work until the termination of the Maintenance Services Agreement.

8.2  PEM will be responsible for deductible amounts under the policies.

8.3  Automobile Public Liability and Property Damage Insurance

     PEM will provide Automobile Public Liability and Property Damage insurance coverage for all vehicles owned or leased, operated and/or licensed by the Contractor or its Subcontractors with a single combined limit of $5,000,000.00 (FIVE MILLION DOLLARS) for each occurrence involving bodily injury, death or property damage. PEM will provide NEWCO with not less than 15 days notice in writing in advance of cancellation, change or amendment restricting coverage.

8.4  General Comprehensive Liability Insurance

     8.4.1PEM will provide General Comprehensive Liability insurance coverage in the joint names of PEM and NEWCO, including insurance for non-owned automotive units used in performing the work. The value of the insurance, covering products and completed operations and contractual liability, will have a combined limit of not less than $5,000,000.00 (FIVE MILLION DOLLARS)for each occurrence involving bodily injury, death or property damage. The General Comprehensive Liability Insurance Policy will have a property damage deductible not exceeding $2,500.00. The loss in the amount of the deductible will be PEM's responsibility. The insurance will be in effect from the time the work commences until the final completion date plus twelve (12) months thereafter for completed operations thereunder.


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     8.4.2The General Comprehensive  Liability Insurance Policy will be endorsed to provide NEWCO with not less than 30 days notice in writing in advance of any cancellation, and of change or amendment restricting coverage.

8.5  Workers Compensation

     PEM will comply with the Workers Compensation Act (Ontario) or its equivalent in the Province or State where the Plant is located.

8.6  Certificates of Insurance

     Before starting the Work, both PEM and NEWCO will provide certificates of insurance as evidence that each has obtained the required insurance.

     Before permitting any Subcontractors or Subcontractors to perform any of the Work, PEM will obtain certificates of insurance from each of the Subcontractors and Subcontractors as evidence that each has obtained the required insurance.

9.   DISPUTE RESOLUTION

9.1 If the parties are unable to resolve, by unanimous agreement, any matter arising out of or relating to the terms of the Maintenance Services Agreement, or their interpretation, existence, validity, termination or breach, either party may submit the matter to the president of NEWCO and to the president of PEM for a final determination by them.

9.2 Provided that no other party is or may become involved in a dispute with either or both NEWCO and PEM related to the subject matter of the dispute, if the respective presidents of NEWCO and PEM fail to settle the dispute referred to them within thirty (30) days following its submittal to them, all such disputes arising out of or in connection with the Maintenance
     Services Agreement, or in respect of any defined legal relationship associated therewith or derived therefrom, may, subject to the written agreement of the respective presidents, be referred to and finally resolved by arbitration under the rules of the Arbitration and Mediation Institute of Canada or its successor, or if it is no longer in existence then a suitable arbitration centre located in Ontario, Canada (collectively and individually the "Arbitration Centre"). The appointing authority will be the Arbitration Centre and the case will be administered by the Arbitration Centre in accordance with its procedures for cases under its rules. The Place of Arbitration will be Toronto, Ontario, Canada.

9.3 The award rendered by the arbitrator(s) will be final and binding and judgement may be entered upon it in accordance with applicable law in any court having jurisdiction.

9.4 If either party becomes involved in litigation with another party which involves the same disputes or the same factual or legal issues as the dispute(s) between NEWCO and PEM, either NEWCO or PEM may apply to the arbitrator or a court of competent jurisdiction for a stay of any arbitration proceedings then in process, and the arbitrator or court may, if it considers it to be just and convenient to do so, order a stay of the arbitration pending the outcome of the litigation.

10.  GENERAL PROVISIONS

10.1 Time shall be of the essence of this Maintenance Services Agreement.

10.2 The section headings are for the purpose of convenience of reference only and shall not be construed as interpretation of the text.

10.3 Except as contemplated herein, this Maintenance Services Agreement contains the whole agreement between the parties hereto in respect of the construction of the Thermo Master Plant and there are no warranties, representations, terms, conditions or collateral agreements expressed, implied or statutory, other than as expressly set forth in this agreement.

10.4 This Maintenance Services Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

10.5 No failure or delay on the part of any party in exercising any power or right under this Agreement will operate as a waiver of such power or right. No single or partial exercise of any right or power under this Agreement will preclude any further or other exercise of such right or power. No modification or waiver of any provision of this Agreement and no consent to any departure by any party from any provision of this Agreement will be effective until the same is in writing. Any such waiver or consent will be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any party in any circumstances will entitle such party to any other or further notice or demand in similar or other circumstances.

10.6 Any notice to be given under this Maintenance Services Agreement shall be duly and properly given if made in writing and by delivering or telecopying the same to the addressee at the address as follows:

           Hamilton  Bio  Conversion  Inc.
           2380  Brampton  Street,  Hamilton,  Ontario  L8E  5V9

           Attention:  The  President


           Planet  Earth  Management  Inc.
           54  Mill  Street  West
           Milverton,  Ontario  N0K  1M0

           Attention:  Perry  Smith

           Telephone:     (519)  595-4933

           Facsimile:     (519)  595-8770

     Any notice given as aforesaid shall be deemed to have been given or made on, if delivered, the date on which it was delivered or, if telecopied, on the next business day after it was telecopied. Any party hereto may change it address for notice from time to time by notice given to the other parties hereto in accordance with the foregoing.

10.7 This Maintenance Services Agreement may be executed in one or more counter-parts, each of which so executed shall constitute an original and all of which together shall constitute on and the same agreement.

10.8 This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the Province of Ontario, and each of the parties hereto attorns to the jurisdiction of the Courts of the Province of Ontario.

IN WITNESS WHEREOF the parties hereto have executed this agreement as of the day and year first above written.

PLANET  EARTH  MANAGEMENT  INC.

Per:  /S/  Perry  Smith
      -----------------------------------
     Authorized  Signatory

HAMILTON  BIO  CONVERSION  INC.

Per:  /S/  Edwin  Kroeker
      ----------------------------------
     Authorized  Signatory

                                 SCHEDULE  "A"

                                  RATES  FOR

                              LABOUR AND MATERIALS



                                             Regular Time      Overtime

Supervisory Foreperson(s)                   Cost plus 15 %  Cost plus 15 %

All Additional Personnel                    Cost plus 15 %  Cost plus 15 %

Senior Operational Consultant               Cost plus 15 %  Cost plus 15 %

Professional Engineer Consultant            Cost plus 15 %  Cost plus 15 %

Consumable Materials                        Cost plus 15 %

Subcontractors   Cost                       Cost plus 15 %

Accommodations, Meals and Travel Expenses   Cost plus 15 %